Exhibit 5.1

[Letterhead of Morris, Manning & Martin, LLP]

June 10, 2003

Firstwave Technologies, Inc.
2859 Paces Ferry Road, Suite 1000
Atlanta, Georgia 30339

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        This firm has acted as counsel to Firstwave Technologies, Inc., a Georgia corporation (the "Company"), in connection with its registration, pursuant to a registration statement on Form S-3 filed on June 10, 2003 with the Securities and Exchange Commission (the "Registration Statement"), for resale of 200,000 shares of the Company's common stock, no par value per share (the "Shares"), previously issued by the Company to certain shareholders in connection with the Company's acquisition of Connect-Care, Inc., a Georgia corporation, pursuant to a Merger Agreement dated March 3, 2003 by and among the Company, CC Subsidiary, Inc., a wholly-owned subsidiary of the Company, Connect-Care, Inc. and certain shareholders of Connect-Care, Inc. (the "Merger Agreement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  The Registration Statement.

  2.
  An executed copy of the Merger Agreement.

  3.
  The Restated Articles of Incorporation of the Company, as amended, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

  4.
  The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

  5.
  Resolutions of the Board of Directors of the Company as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of the foregoing certifications of public officials, governmental agencies and departments, and corporate officials. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the laws of the State of Georgia. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

        Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable under the laws of the State of Georgia.

        We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted in whole or in part or otherwise be referred to, or filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                      Very truly yours.

                      MORRIS, MANNING & MARTIN, LLP

                      /s/ Morris, Manning & Martin, LLP